UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

HOUSEVALUES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 31, 2007

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of HouseValues, Inc. (“HouseValues”) which will be held on May 31, 2007 at 10:00 a.m. local time at HouseValues’ principal executive offices located at 11332 NE 122nd Way, Kirkland, WA 98034. Only shareholders of record at the close of business on the record date, April 24, 2007, are entitled to vote at the Annual Meeting or any adjournments of the Annual Meeting that may take place. At the Annual Meeting we will ask you to:

•	elect one director to our Board of Directors to serve for a term as more fully described in the accompanying Proxy Statement; and

•	transact any other business properly presented at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR DESCRIBED IN THE PROXY STATEMENT.

To assure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the Annual Meeting in person, please bring a letter, account statement or other evidence of your beneficial ownership to the Annual Meeting.

By Order of the Board of Directors,

Patricia J. Kirsch

Associate General Counsel and Corporate Secretary

April 30, 2007

HOUSEVALUES, INC.

PROXY STATEMENT

FOR

2007 ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is being furnished in connection with the solicitation by the Board of Directors of HouseValues, Inc. (“HouseValues”) of proxies for use at the Annual Meeting of Shareholders to be held at HouseValues’ principal executive offices located at 11332 NE 122nd Way, Kirkland, WA 98034 at 10:00 a.m. local time on May 31, 2007, or at any adjournment or postponement thereof, for purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. It is expected that this proxy statement and the accompanying proxy card will be mailed to shareholders on or about May 11, 2007.

Record Date and Outstanding Shares

Only shareholders of record who owned our common stock at the close of business on the record date, April 24, 2007, are entitled to notice of and to vote at the Annual Meeting. On that date, 24,577,046 shares of common stock were issued and outstanding.

Revocability of Proxies

If you give your proxy card to us, you have the power to revoke it at any time before it is exercised. Your proxy card may be revoked by:

•	notifying the Secretary of HouseValues in writing before the Annual Meeting;

•	delivering to the Secretary of HouseValues before the Annual Meeting a signed proxy card with a later date; or

•	attending the Annual Meeting and voting in person.

Quorum and Voting

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct business. Abstentions and broker nonvotes will be included in determining the presence of a quorum at the Annual Meeting.

For the proposal relating to the election of directors, the nominee for election to the Board of Directors who receives the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the Annual Meeting, will be elected to the Board of Directors. You are not entitled to cumulate votes in the election of directors.

You are entitled to one vote for each share of common stock you hold. If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any directions given, your shares will be voted in accordance with our recommendations.

We are not aware, as of the date of this Proxy Statement, of any matters to be voted on at the Annual Meeting other than as stated in this Proxy Statement and the accompanying Notice of Annual Meeting of

Shareholders. If any other matters are properly brought before the Annual Meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

Other than for purposes of determining the presence of a quorum, abstentions and broker nonvotes will have no effect on the proposals to be voted on at the Annual Meeting because they will not represent votes cast at the Annual Meeting for the purposes of voting on such proposals. Broker nonvotes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to the election of directors.

If the Annual Meeting is postponed or adjourned for any reason, at any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Annual Meeting, except for any proxies that have at that time effectively been revoked or withdrawn, notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

Solicitation of Proxies

Proxies may be solicited by certain of our directors, officers and regular employees, without payment of any additional compensation to them. Proxies may be solicited by personal interview, mail, electronic mail or telephone. HouseValues will bear any costs relating to such solicitation of proxies. In addition, HouseValues may reimburse banks, brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding proxy materials to such beneficial owners.

PROPOSAL 1—ELECTION OF DIRECTOR

In accordance with our Bylaws, the Board of Directors shall be composed of not less than five nor more than ten directors, the specific number to be set by resolution of the Board of Directors.

The Board of Directors is currently composed of six directors, divided into three classes as follows: three Class 1 directors, one Class 2 director and two Class 3 directors. Directors will be elected for three-year terms that are staggered such that approximately one-third of the directors are elected each year. Generally, one class of directors will be elected each year by our shareholders. Each director will hold office until the election and qualification of his or her successor or upon earlier resignation or removal. Additional directorships resulting from an increase in the number of directors will be distributed among the three classes, so that as nearly as possible each class will consist of an equal number of directors, to the extent permitted under our Bylaws and Washington law. This year, the terms of two Class 3 directors expire. One of those directors, Mark S. Powell, informed us on April 24, 2007 that he has determined not to stand for election at the Annual Meeting. Accordingly, only one nominee for the Board of Directors will be elected at the Annual Meeting to serve as a Class 3 director for a three-year term expiring in 2010. As a result of Mr. Powell’s decision not to stand for re-election, a vacancy exists within Class 3. In addition, a vacancy also exists within Class 2. The Board of Directors expects to fill one or both of these vacancies pursuant to its powers to fill vacancies on the board at such times as it is able to identify suitable candidates who are willing to serve as directors of the Company.

Biographical information regarding the nominee for the Board of Directors is set forth below. Biographical information regarding each of the directors whose terms will continue after the Annual Meeting, as well as for Mr. Powell, is also set forth below. Ages listed are as of April 18, 2007.

The Board of Directors has no reason to believe that the nominee named below will be unable to serve as a director. If, however, any nominee should be unwilling or unable to serve, the persons named as proxies will have discretionary authority to vote for the election of such substitute nominees as may be designated by the Board of Directors.

Unless authority to do so is withheld, the persons named as proxies on the accompanying proxy card will vote “FOR” the election of the nominee listed below.

Class 3 Nominee Standing for Elections—Term Expiring in 2010

Frank M. (“Pete”) Higgins, age 49, has served as a director since April 2004. Since March 2000, Mr. Higgins has served as a partner with Second Avenue Partners, which he co-founded. From 1983 to 1999, Mr. Higgins worked for Microsoft Corporation. During his time at Microsoft, Mr. Higgins served as Group Vice President of the Interactive Media Group from 1996 to 1998, Group Vice President of Applications and Content from 1995 to 1996, Senior Vice President of the Desktop Applications Division from 1992 to 1995, and General Manager and then Vice President of the Analysis Business Unit from 1988 to 1992. Mr. Higgins was also a member of the Office of the President, reporting to CEO Bill Gates. Mr. Higgins is a director of a number of privately held companies, including Bocada, Inc. and Insitu Group. He is an executive advisor for the private equity firm Hellman Friedman and is a strategic director of the venture capital group Madrona Investments Partners, LLC, a venture capital firm. Mr. Higgins also serves on the Board of Trustees for Stanford University and Long Live the Kings. Mr. Higgins holds an M.B.A. and an undergraduate degree in economics and history from Stanford University.

Mr. Higgins has been selected by the Board of Directors to serve as Chairman of the Board effective immediately after the Annual Meeting. See immediately preceding paragraph for biographical information regarding Mr. Higgins.

The Board of Directors unanimously recommends a vote “FOR” such nominee.

DIRECTORS CONTINUING IN OFFICE

Class 1 Directors—Terms Expiring in 2008

Jon W. Gacek, age 45, has served as a director since November 2004. Mr. Gacek currently serves as Executive Vice President and Chief Financial Officer of Quantum Corporation (“Quantum”), a publicly traded company that provides network storage subsystems. He served as Chief Financial Officer and Executive Vice President—Finance and Operations of Advanced Digital Equipment Corporation (“ADIC”) from November 1999 until August 2006, when ADIC was acquired by Quantum. From 1996 to 1999, Mr. Gacek served as a partner at PricewaterhouseCoopers LLP, registered public accounting firm. He serves as a director and member of the audit committee of the board of directors of Loud Technologies, Inc., a publicly traded musical equipment, manufacturing and recording company. Mr. Gacek holds a B.A. from Western Washington University.

Richard A. Mendenhall, age 62, has served as a director since August 2004. Mr. Mendenhall has co-owned WMWorks, LLC, a real estate consulting firm, since 2004, and Resource Home Loans, a real estate mortgage firm, since 1995. Since 1991, Mr. Mendenhall has owned and served as a broker in a variety of real estate brokerage firms affiliated with RE/MAX International, Inc., a global real estate agency network. Since 1974, Mr. Mendenhall has owned Boone Realty Corporation, a real estate commercial brokerage firm. Mr. Mendenhall served as President of the National Association of Realtors in 2001. He also serves as director of a number of privately held companies. Mr. Mendenhall holds an M.A. and a B.S. from the University of Missouri.

Ian Morris, age 38, has served as our Chief Executive Officer since June 2003 and a director since April 2004. Mr. Morris joined HouseValues in June 2002 as Executive Vice-President of Marketing and Business Development and served as our Chief Operating Officer from September 2002 to May 2003. From 1997 to 2002, Mr. Morris served in a variety of positions for MSN HomeAdvisor, the online real estate business of Microsoft Corporation, a software and technology company, including Director of Marketing, Group Manager and General Manager. Mr. Morris holds an M.B.A. from Harvard Business School and a B.S. from Bryant College.

Class 2 Director—Term Expiring in 2009

Nicolas J. Hanauer, age 47, has served as a director since December 2000. Since March 2000, Mr. Hanauer has served as a partner with Second Avenue Partners, which he co-founded. In 2000, Mr. Hanauer also founded and served as Chairman of Gear.com, an online sporting goods company, until its merger with Overstock.com in 2001. From 2001 to 2004, Mr. Hanauer acted as Chief Executive Officer and Co-Chairman of Pacific Coast Feather Company, a pillow and bedding manufacturing company. He was employed at Pacific Coast Feather as its Executive Vice President of Sales and Marketing from 1990 to 2000. In 1997, Mr. Hanauer co-founded aQuantive, Inc. (formerly Avenue A, Inc.), an Internet media company, where he served as Chief Executive Officer from June 1998 to September 1999. Mr. Hanauer currently serves as Chairman of the Board of aQuantive, Inc. He is also a board member of Insitu, The University of Washington Foundation and The Alliance for Education. Mr. Hanauer holds a B.A. from the University of Washington.

DIRECTOR WHOSE TERM EXPIRES AT ANNUAL MEETING

Mark S. Powell, age 48, founded HouseValues in May 1999. Mr. Powell served as our Chief Executive Officer from May 1999 through June 2003 and our President from May 1999 through January 2004. He has served as our Chairman of the Board since June 2003, and he will step down from that role as of the date of the Annual Meeting, when his term as a director expires. From 1996 through 1999, Mr. Powell served as a real estate agent at Windermere Real Estate, a real estate brokerage firm. Prior to his work in the real estate industry, Mr. Powell worked for eight years at Valpak Direct Marketing Systems, Inc., a direct response marketing company, where he served as an account executive and a regular speaker at direct response marketing conventions, and he served for four years in the United States Coast Guard. Mr. Powell attended Boise State University.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors has reviewed the relationships between HouseValues and each of its directors and has determined that all of the directors other than Mr. Powell, who formerly served as our Chief Executive Officer and Mr. Morris, who currently serves as our Chief Executive Officer, are “independent” as that term is defined in the listing standards of The Nasdaq Stock Market.

Board Attendance

During 2006, there were seven meetings of the Board of Directors. The Board of Directors acted twice by written consent in 2006. Each of our directors attended, during the term of his directorship, at least 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings held by each of the committees on which he served. HouseValues does not have a formal policy with regard to director attendance at its Annual Meeting of Shareholders, but strongly encourages each director to attend, barring unavoidable scheduling conflicts. One director attended the 2006 annual meeting of shareholders.

Executive Sessions

Independent directors meet in executive session on a regular basis, generally on the same date as each scheduled Board meeting. Shareholders may communicate with the non-management directors of the Board through the procedures described under the section of this proxy statement, “Shareholder Communications with the Board.”

Director Compensation

Cash fees for the Board of Directors were established in 2005 and an equity compensation program was established in 2006. The compensation program was designed and implemented to ensure we both attract and retain high quality board members. The program consists of an annual cash retainer for directors, an additional annual cash retainer for committee chairs, per meeting fees for meeting attendance, and an annual stock option grant. Expenses for relevant Board related activities are reimbursed. Additionally, we provide family medical and dental insurance benefits for Mr. Powell in recognition of his status as founder of the company and ongoing service as a director.

We made our annual grant for 10,000 stock options to our directors in January 2007. The initial stock option grant under the program was for 12,000 shares in February 2006. The options are issued under our 2004 Equity Incentive Plan, will vest one year from the vesting base date and will become fully vested and exercisable in the event of certain corporate transactions, such as a merger or sale of assets.

Cash Compensation

	Annual Retainer ($)	Fees for in-person meeting attendance ($)	Fees for meeting attendance via teleconference ($)
Directors	12,000	1,000	250
Committee Chair:
Audit	10,000	500	250
Compensation	4,000	500	250
Nominating and Corporate Governance	1,000	500	250
Committee Members		500	250

2006 Director Compensation Table

	Fees Earned or Paid in Cash ($)	Option Awards ($)(7)	All Other Compensation ($)	Total ($)
Robert D. Blank (1)	10,383	—	—	10,383
Jon W. Gacek (2)	28,614	228,269	—	256,883
Nicolas J. Hanauer (3)	18,000	108,619	—	126,619
Frank M. (“Pete”) Higgins (4)	22,000	108,619	—	130,619
Richard A. Mendenhall (5)	18,000	149,333	—	167,333
Mark S. Powell (6)	17,250	108,619	10,128	135,997

(1)	Robert Blank served as chairman of the Nominating and Governance Committee. Mr. Blank resigned his position in July 2006 forfeiting his 2006 option grant. The grant date fair value of his 2006 option grant in accordance with FAS 123R was $108,955. He held no options at December 31, 2006.
(2)	Jon Gacek serves as chairman of the Audit Committee. Effective February 2007, Mr. Gacek also serves as the chair of the Nominating and Governance Committee. He held 62,000 options at December 31, 2006. The grant date fair value of his 2006 option grant in accordance with FAS 123R was $108,955.
(3)	Nicolas Hanauer held 12,000 options at December 31, 2006. The grant date fair value of his 2006 option grant in accordance with FAS 123R was $108,955.
(4)	Pete Higgins serves as chair of the Compensation Committee. Mr. Higgins held 12,000 options at December 31, 2006. The grant date fair value of his 2006 option grant in accordance with FAS 123R was $108,955.
(5)	Richard Mendenhall held 32,000 options at December 31, 2006. The grant date fair value of his 2006 option grant in accordance with FAS 123R was $108,955.
(6)	Mark Powell currently serves as Chairman of the Board but will step down as of the date of the Annual Meeting, when his term as a director will expire. Mr. Powell held 12,000 options at December 31, 2006. The grant date fair value of his 2006 option grant in accordance with FAS 123R was $108,955. All other compensation consists of family medical and dental insurance premiums.
(7)	The amounts reported in this column reflect the dollar amounts recognized for financial reporting purposes for 2006, in accordance with FAS 123R, and thus includes amounts from awards in and prior to 2006. Assumptions used in the calculation of these amounts are included in note 16 to the financial statements for the fiscal year ended December 31, 2006 included in our 10-K filed on March 2, 2007.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

HouseValues has a separately designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our Audit Committee is composed of Messrs. Hanauer, Higgins and Gacek, none of whom is a member of our management team. The Audit Committee assists the Board of Directors by overseeing our accounting and financial reporting processes and the audits of our financial statements and reviewing the financial information to be provided to our shareholders and others. Among other duties specified in its written charter, the Audit Committee:

•

selects, appoints and oversees the outside independent registered public accounting firm (auditor), resolves disagreements between management and the outside auditor regarding financial reporting, approves the compensation of the outside auditor, and, as necessary, reviews and approves the discharge of the outside auditor;

•	pre-approves all audit and permissible non-audit services provided by our independent auditors;

•

considers and reviews with management any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls, any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in internal control;

•	reviews our audited financial statements, filing of reports with the Securities and Exchange Commission and earnings press releases prior to issuance, filing or publication; and

•	reviews and approves all “related person transactions,” as that term is defined in Item 404 of Regulation S-K.

Each of the Audit Committee members is independent in accordance with applicable Securities and Exchange Commission rules and The Nasdaq Stock Market listing standards. Our Board of Directors has determined that Mr. Gacek qualifies as an “audit committee financial expert” as defined under applicable rules of the Securities and Exchange Commission. In making this determination, our Board of Directors considered Mr. Gacek’s experience as a former partner of PricewaterhouseCoopers LLP and as a chief financial officer of a public company. The other members of our Audit Committee satisfy the financial literacy requirements for audit committee members under such rules and regulations.

The Audit Committee held four meetings in 2006 and took action by written consent once.

* A copy of the Audit Committee’s written charter can be accessed on our website at www.housevaluesinc.com under the Corporate Governance part of the Investor Relations section.

Compensation Committee

Our Compensation Committee is composed of Messrs. Hanauer, Higgins and Mendenhall, none of whom is a member of our management team. The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of our executive officers. The Compensation Committee has overall responsibility for approving and evaluating compensation plans, policies and programs for our executive officers and directors. The Compensation Committee may delegate authority to one or more designated members of the Board or HouseValues officers. Among other duties specified in its written charter, the Compensation Committee:

•	develops executive compensation philosophy and establishes and annually reviews and approves policies regarding executive compensation programs and practices;

•

reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives and determines the Chief Executive Officer’s compensation based on this evaluation;

•	reviews and approves annual compensation for the other executive officers based on established plans and philosophy and recommendation from the Chief Executive Officer;

•	establishes and administers annual and long-term incentive compensation plans for executive officers and directors; and

•	administers our 1999 Stock Incentive Plan and 2004 Equity Incentive Plan.

As discussed in more detail in the section titled “Compensation Discussion and Analysis – Roles Related to Executive Compensation,” our CEO and executive officers have a role in recommending the amount and form of compensation for executive officers.

The company retains Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) as directed by the Compensation Committee, to act as an independent compensation consultant. Towers Perrin works with management and the Compensation Committee on compensation program design and provides information on comparative market data and industry best practices on compensation practices and programs. In 2006, Towers provided services on specific projects related to the development of the director equity compensation program and to the review of compensation for executive officers, including the December 2006 stock option grant.

Each of the Compensation Committee members is independent in accordance with applicable listing standards of The Nasdaq Stock Market.

The Compensation Committee held two meetings and took action by written consent once in 2006.

A copy of the Compensation Committee’s written charter can be accessed on our website at www.housevaluesinc.com under the Corporate Governance part of the Investor Relations section.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is composed of Messrs. Mendenhall and Gacek, neither of whom is a member of our management team. The principal functions of the Nominating and Corporate Governance Committee are to:

•	identify individuals qualified to become members of the Board of Directors;

•	approve and recommend director candidates to the Board of Directors;

•	develop, update as necessary and recommend to the Board of Directors corporate governance principles and policies applicable to us and monitor compliance with such principles and policies; and

•	establish, coordinate and review with the Board of Directors criteria and methods for evaluating board effectiveness.

Each of the Nominating and Corporate Governance Committee members is independent in accordance with applicable listing standards of The Nasdaq Stock Market.

The Nominating and Corporate Governance Committee held two meetings in 2006.

A copy of the Nominating and Corporate Governance Committee’s written charter can be accessed on our website at www.housevaluesinc.com under the Corporate Governance part of the Investor Relations section.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

Director Nominations and Qualifications

In accordance with our Amended and Restated Bylaws, to nominate a director for election to the Board of Directors at an annual meeting of shareholders, a shareholder must deliver written notice of such nomination to the Secretary of HouseValues not fewer than 60 days nor more than 90 days prior to the anniversary date of the prior year’s annual meeting. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice of director nominations by a shareholder must be delivered not more than 90 days nor less than the later of (a) the 60th day prior to such annual meeting or (b) the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made.

The notice of a shareholder’s intention to nominate a director must include: (a) the name and address of the shareholder; (b) a representation that the shareholder is entitled to vote at the meeting at which directors will be elected; (c) a statement of the number of HouseValues shares that are beneficially owned by the shareholder; (d) a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (e) the following information with respect to the person nominated by the shareholder: (i) name and address; (ii) other information regarding such nominee as would be required in a proxy statement filed pursuant to applicable rules promulgated by the SEC; (iii) a description of any arrangements or understandings between the shareholder and the nominee and any other persons (including their names), pursuant to which the nomination is made; and (iv) the consent of each such nominee to serve as a director if elected.

The Chairman of the Board, other directors or senior management of HouseValues may also recommend director nominees. The Nominating and Corporate Governance Committee will evaluate director nominees, including nominees that are submitted by a shareholder, taking into consideration certain criteria including, among others, the nominee’s independence, diversity, professional and public company board and committee experience, industry knowledge, and accounting or financial skills and expertise. In addition, directors must have sufficient time available to carry out their Board duties and responsibilities effectively.

Shareholder Communications with the Board

Shareholders may contact an individual director or the Board of Directors collectively by directing written correspondence to HouseValues, Inc., c/o Corporate Secretary, at 11332 NE 122nd Way, Kirkland, WA 98034.

Shareholders should clearly specify in each communication the name of the individual director or group of directors to whom the communication is addressed. Shareholder communications sent by email are delivered directly to the Secretary of HouseValues, who will forward such communications to the specified director addressees. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2008 annual shareholders meeting should follow the procedures specified under “Shareholder Proposals for 2008” below. Shareholders wishing to nominate directors should follow the procedures specified under “Director Nominations and Qualifications.”

Code of Ethics

We have adopted a code of ethics that applies to our accounting and financial employees, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer or Controller, as well as a code of conduct applicable to all employees, officers and directors. These codes are posted on the corporate governance page of our website at http://www.housevaluesinc.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to or waiver from application of the code of ethics or code of conduct with respect to the covered persons by posting such information on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes certain information regarding the beneficial ownership of our common stock as of April 2, 2007 for: (a) our Chief Executive Officer; (b) our Chief Financial Officers; (c) each of our named executive officers in the 2006 Summary Compensation Table below (other than our Chief Executive Officer and Chief Financial Officers); (d) each of our directors; (e) our directors and current executive officers as a group; and (f) each person or group that we know of who owns more than 5% of our common stock.

Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options or warrants currently exercisable within 60 days of April 2, 2007 are deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of the common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the shares listed opposite their names.

Name and Address of Beneficial Owner (1)	Outstanding Shares of Common Stock Beneficially Owned	Percent of Class (2)
Executive Officers and Directors
R. Barry Allen	-0-	*
Jacqueline L. Davidson (3)	24,375	*
Gregg I. Eskenazi (4)	35,625	*
Jon W. Gacek (5)	43,250	*
Nicolas J. Hanauer (6)	1,548,672	6.3%
Frank M. (“Pete”) Higgins (7)	1,363,572	5.6%
Clayton W. Lewis (8)	135,000	*
Richard A. Mendenhall (9)	25,750	*
Ian Morris (10)	1,029,408	4.0%
Mark S. Powell (11)	1,032,079	4.2%
Mary A. Reeder	-0-	*
Thomas Romary	-0-	*
John Zdanowski	-0-	*
All directors and executive officers as a group (13 persons) (12)	5,237,731	20.4%

Other Principal Shareholders
LMM, LLC Legg Mason Opportunity Trust (13) 100 Light Street Baltimore, MD 21202	3,979,354	16.3%

Morgan Stanley 1585 Broadway New York, NY 10036 Morgan Stanley Investment Management, Inc. (14) 1221 Avenue of the Americas New York, NY 10020	4,192,493	17.1%

Thomas W. Smith Scott J. Vassalluzzo (15) 323 Railroad Avenue Greenwich, CT 06830	2,567,840	10.5%

*	Less than one percent
1.	Unless otherwise indicated, the business address of each of the shareholders named in this table is HouseValues, Inc., 11332 NE 122nd Way, Kirkland, WA 98034.

2.	Based on 24,485,361 shares outstanding as of April 2, 2007.
3.	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 2, 2007.
4.	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 2, 2007.
5.	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 2, 2007.
6.	Includes 12,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 2, 2007.
7.	Includes 12,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 2, 2007.
8.	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 2, 2007.
9.	Represents shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 2, 2007.
10.	Includes 939,408 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 2, 2007.
11.	Includes 12,000 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 2, 2007, 686,412 shares of common stock held by Boxstar, LLC, a Washington limited liability company, of which Mr. Powell is a co-member, and 60,000 shares of common stock issued in the name of Mr. Powell’s spouse.
12.	Includes 1,239,408 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of April 2, 2007.
13.	This information is based on Schedule 13G/A dated February 15, 2007, filed by LMM, LLC and Legg Mason Opportunity Trust, a portfolio of Legg Mason Investment Trust, Inc. According to the Schedule 13G/A, LMM, LLC and Legg Mason Opportunity Trust have shared voting power and dispositive power with respect to the shares.
14.	This information is based on Schedule 13G, dated February 15, 2007 and filed by Morgan Stanley and Morgan Stanley Investment Management, Inc. According to Schedule 13G, Morgan Stanley has sole voting power with respect to 2,009,370 shares and sole dispositive power with respect to 2,149,770 shares and Morgan Stanley Investment Management, Inc. has sole voting power with respect to 1,945,323 shares and sole dispositive power with respect to 2,042,723 shares. The filing reflects securities beneficially owned by certain operating units (collectively, the “MS Reporting Units”) of Morgan Stanley and its subsidiaries and affiliates (collectively, “MS”), other than securities, if any, beneficially owned by any operating units of MS whose ownership of securities is disaggregated from that of the MS Reporting Units in accordance with Securities and Exchange Commission Release No. 34-39538.
15.	This information is based on a Schedule 13G/A, dated February 14, 2007 and filed by Thomas W. Smith and Scott J. Vassalluzzo. According to Schedule 13G/A, Mr. Smith and Mr. Vassalluzzo have shared voting and dispositive power with respect to 2,080,800 shares. In addition, Mr. Smith has sole voting power with respect to 312,700 shares and sole dispositive power with respect to 377,040 shares and Mr. Vassalluzzo has sole voting power with respect to 50,000 shares and sole dispositive power with respect to 110,000 shares.

TRANSACTIONS WITH RELATED PARTIES

None.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PARTIES

On an annual basis, each director and executive officer of the Company must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with the Company during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the Director and Officer Questionnaire submitted by a director or executive officer is reviewed and considered by the Board of Directors in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

Our directors and executive officers are expected to disclose to the Chairman of the Board or President and Chief Executive Officer the material facts of any transaction that could be considered a related person transaction promptly upon gaining knowledge of the transaction. A related person transaction is generally defined as any transaction required to be disclosed under Item 404(a) of Regulation S-K, the Securities and Exchange Commission’s related person transaction disclosure rule.

When determining whether to approve or ratify a related person transaction, the Audit Committee and the Nominating and Corporate Governance Committee will review relevant facts regarding the related person transaction, including:

•	The extent of the related person’s interest in the transaction;

•	Whether the terms are comparable to those generally available in arms’ length transactions; and

•	Whether the related person transaction is consistent with the best interests of the Company.

If any related person transaction is not approved or ratified, the Audit Committee and the Nominating and Corporate Governance Committee may take such action as it may deem necessary or desirable in the best interests of the Company and its shareholders.

EXECUTIVE OFFICERS

The following persons are executive officers of HouseValues as of April 30, 2007 and will serve in the capacities noted until their successors are duly appointed or until resignation or removal.

Name	Age	Position
Ian Morris	38	President, Chief Executive Officer and Director
R. Barry Allen	54	Chief Financial Officer and Executive Vice President of Operations
Jacqueline L. Davidson	46	Vice President of Finance
Mary A. Reeder	48	Chief Technology Officer

For a biographical summary of Mr. Morris, see “Proposal 1—Election of Directors.”

R. Barry Allen has served as our Chief Financial Officer and Executive Vice President of Operations since January 2007. Mr. Allen served as the Chief Financial Officer of Move.com, a division of Cendant Corporation, a real estate investment firm, from 1999 until 2001. Mr. Allen left Cendant after the 2001 sale of Move.com to Homestore, Inc. to pursue personal interests. From 1998 until the sale of the company in 1999, Mr. Allen served as the President, Chief Operating Officer and Chief Financial Officer of Marketwave Corporation, a provider of internet marketing analysis tools. Prior to his work at Marketwave Corporation, Mr. Allen was the Chief Financial Officer of OKI/Cascade Design Automation Corp., a provider of electronic design automation tools. Mr. Allen holds a B.A. from the University of Washington.

Jacqueline L. Davidson has served as our Vice President of Finance since November 2004 and served as our Chief Financial Officer on an interim basis from July 2006 to January 2007. From February 2003 to November 2004, Ms. Davidson served as Chief Financial Officer of Larry’s Markets, Inc., a supermarket chain. From February 2001 to December 2002, she served as Vice President of Finance of Penford Corporation, a manufacturer of specialty natural-based ingredient systems. From November 1996 to February 2001, Ms. Davidson served as Vice President of Finance at The Cobalt Group, Inc., an online marketing business serving the automotive industry. Ms. Davidson holds a B.A. from Washington State University.

Mary A. Reeder has served as our Chief Technology Officer since October 2006. From 1996 to 2006, Ms. Reeder served as the Vice President R&D and then the Senior Vice President R&D and Chief Technology Officer of Onyx Software, a leading provider of CRM solutions. From 1989 to 1996, she served in a number of positions and business units of Microsoft Corporation, a software and technology company, including Development Manager of the Internet Business Systems Unit, MSN and ITG, Senior Software Development Engineer of ITG Tools and Program Analyst for International IT. Ms. Reeder holds degrees in Computer Science and Fine Arts from the University of Washington.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Our Compensation Philosophy

Compensation and benefits are designed to ensure we may attract, retain and motivate the highly talented individuals who will engage in the vision, leadership and execution required to succeed in our mission while upholding our corporate values in a breakout, newly charted marketplace. The objectives of our compensation programs are to:

•	Align employee objectives and rewards with company objectives;

•	Create the right balance between short-term objectives and long-term results required;

•	Differentiate performance and rewards to foster a high-performance culture;

•	Ensure a culture focused on shareholder value; and

•	Achieve the right competitive position in the marketplace in which we compete for talent.

We measure the success of our programs by our overall business performance and our ability to attract and retain key talent.

Comparators.    Because we are in a unique business, we believe that there are very few companies we can consider direct peers for purposes of comparing executive compensation. A few other companies are direct peers, but they are largely privately held so their executive compensation information is not publicly available. Therefore, we define our comparators more broadly than a segment of specific companies in our market and make use of broader salary survey data. We look at companies in the business of online content management and technology on a national, west coast and regional market. Within these market segments, we focus on similarly sized companies, typically with annual revenues in the range of $50 – $200 million, and in similar stage of development as much as possible, as we believe that has an impact on how compensation programs are designed. We rely on published surveys across the online content management and technology industries. For certain roles that are more general across industries, we may review proxy data from other companies. Given we are in a unique space with a unique business model, we will continue to look for the best vehicles to access appropriate comparator data in the future.

Total Targeted Compensation Positioning.    The combined elements of base salary and annual incentives are referred to as “total targeted cash compensation.” The total targeted cash compensation for executive officers is at approximately the 40th percentile of comparators in years where expected financial results are achieved. In years where financial results significantly exceed our financial plan resulting in greater than expected returns to shareholders, the total targeted cash compensation for executive officers could be at the 75th percentile or greater of comparators. We review market comparators as well as internal differentiation among comparators for the overall mix of compensation elements, and then apply that to the individual executive officers’ roles. Executive officers may be compensated at the upper end of the range as compared to similar positions at comparators for any compensation element based on individual or company performance, as well as the executive officer’s experience, expertise and performance.

With this information, we make appropriate recommendations to the Compensation Committee for compensation program design as well as recommendations for individual executive officer awards under such programs.

Roles Related to Executive Compensation

Chief Executive Officer.    Our Chief Executive Officer participates in the design of our compensation programs for other executives, reviews executives’ performance and makes recommendation to the Compensation Committee for adoption of programs and executive awards under compensation programs. Additionally, he makes recommendation for appropriate company performance targets and related funding level of the annual bonus pool.

Chief Financial Officer.    Our Chief Financial Officer participates in making recommendations for appropriate company performance targets and the related funding level of the annual bonus pool and other compensation programs. He participates in the design of our compensation programs, reviews executive performance for his direct reports, and makes recommendations to the Chief Executive Officer for awards under compensation programs.

Vice President Human Resources.    Our Vice President Human Resources works with compensation consultants for research and program design recommendations. She works with our Chief Executive Officer, Chief Financial Officer and our compensation consultants to finalize management’s recommendations to our Compensation Committee. With other members of her team, she establishes and drives execution of internal guidelines, tools, training and process for administering approved programs.

Compensation Committee of the Board.    The committee reviews and approves all compensation programs for executives and the directors. In making its determinations, the committee reviews management proposals. The committee also reviews the Chief Executive Officer’s performance and determines his compensation within established programs.

Compensation Consultants.    The company retains Towers Perrin as directed by the Compensation Committee to act as an independent compensation consultant. Towers works with management and the Compensation Committee on compensation program design and provides information on comparative market data and industry best practices on compensation practices and programs.

Elements of Compensation

Overview of Executive Compensation Components.    Our executive compensation program consists of several compensation elements. We look at the relative mix of pay from the combination of those components and balance salary, short-term and long-term incentives appropriately to ensure focus on the right mix of short-term and long-term results. Our compensation programs do not provide for retirement benefits, other than the opportunity to participate in our 401(k) plan. We do not match contributions under our 401(k) plan. In 2006, the key elements of executive officer compensation were:

•	Base salaries designed to attract and retain employees over time and to compensate them for services provided during the fiscal year;

•	A discretionary bonus to recognize additional responsibilities assumed by one of our executives, and a signing bonus related to attracting a new executive;

•

Long-term incentives in the form of stock options designed to align executives’ interests with that of our shareholders and focus executives’ efforts on the strategies necessary to ensure our long-term success; and

•

Severance and change in control arrangements designed to facilitate our ability to attract and retain executive officers as we compete for talented employees in a marketplace where these terms are commonly offered.

Base Salaries.    In 2006, we targeted the 40th – 50th percentile of base salaries at comparators for the base salaries of our executive officers because we place a strong emphasis on variable cash compensation and equity. We may adjust this targeted level for base salaries in future years based on comparisons to the survey data and evaluation of the executive officer’s level of responsibility and experience and performance, as well as company performance. Prior to 2006, most executive salaries were at or below the 25th percentile as is more typical of a high-growth company a few years old, so we have been granting larger salary increases than average where warranted over the last two years to align better to our philosophy, recognizing that we could not achieve this in a single year.

Benchmarking and aligning base salaries is especially critical to a competitive compensation program given other elements of our compensation programs are derived from base salary. For example, annual incentives are targeted as a percentage of base salary. In March 2006, salary adjustments occurred after a very strong performance in 2005 in which we exceeded all targets. Increases were calculated on the basis of individual performance as well as our multi-year process to move salaries closer to our philosophy. The same approach was employed for non-executive employees. In March 2006, salaries were adjusted as follows:

•	Mr. Morris was awarded a salary increase from $245,000 to $315,000

•	Mr. Lewis was awarded a salary increase from $200,000 to $250,000

•	Mr. Zdanowski was awarded a salary increase from $175,000 to $220,000

•	Mr. Eskenazi was awarded a salary increase from $180,000 to $200,000

•

Ms. Davidson was awarded a salary increase from $120,000 to $140,000 in March 2006, and was awarded another increase to $160,000 later in 2006 for assuming additional responsibilities, as well as in comparison to similar jobs in the comparator groups.

Base salary adjustments and other cash compensation elements are detailed in the “2006 Summary Compensation” table.

Cash Bonuses.    Executive officers generally have an annual cash bonus target defined as a percentage of their base salary. However, in 2006, no bonuses were paid to our executive officers on the basis of company performance. We did provide two bonuses in 2006. Ms. Davidson received a $15,000 discretionary bonus on the basis of her individual performance in a year during which she took on additional responsibilities as Interim Chief Financial Officer after Mr. Zdanowski exited the company in July. In addition, Mr. Romary received a $50,000 as the final payment of his signing bonus received in connection with his new employment.

Equity Grants.    Equity is a significant component of total compensation for executive officers in the total compensation mix. We believe it is the most important link to creation of shareholder value long term. Therefore, it plays a vital role in maintaining competitive levels of total compensation. We currently use stock option grants as the vehicle for equity compensation because they are the most common equity vehicle for comparable companies, and we believed at this stage that they align well with shareholder interests. We may consider the use of restricted stock or other forms of equity compensation in the future. Our targeted equity award levels are based on market data, and vary among participants based on their positions within the company.

Given that our cash compensation at target is on average at approximately the 40th percentile, we target stock options near the 75th percentile of survey data, allowing the addition of this longer term vehicle to move total targeted compensation for strong performance, well above the 50th percentile of comparators. Given that we provide no retirement benefits or 401(k) match, equity and cash incentives are the vehicles executive officers must rely on to provide for their retirement.

The Compensation Committee approves all stock option grants to executive officers. Newly-hired executive officers are awarded options as soon as practical after hire. Annual refresher option grants are considered typically in the third quarter of the year. Stock option grants for executive officers in 2006 are detailed in the “2006 Grants of Plan-Based Awards” table. We have stock guidelines we refer to when considering new hire or refresher grants. Some option grants in 2006 were exceptional grants. For example, Ms. Davidson’s grant of 80,000 options reflected both an annual refresher as well as acknowledgement of her assumption of significant additional responsibility. In 2006, given our deep examination of all equity vehicles, the analysis and discussion process began on time, but was not complete in time for refresher grants to occur in the third quarter with the result that those executive grants were approved on December 19, 2006.

Stock options are awarded with exercise prices equal to the average of the high and low prices of our common stock on the date of the grant. We granted no options in 2006 with an exercise price less than this formula, nor did we grant options priced on a date other than the grant date. The majority of options granted to executive officers vest at a rate of 25% per year after the first year and then at 6.25% per quarter for the following three years of the ten-year option term.

Stock option grants for executive officers are detailed in the “2006 Grants of Plan-Based Awards” table. Outstanding equity awards are detailed in the “2006 Outstanding Equity Awards at Year End” table. Option exercises are detailed in the “2006 Option Exercises” table. Treatment of equity awards upon termination and change in control is detailed in the “2006 Termination & Change in Control” table.

Other benefits.    Our employees, including executive officers, are eligible for our 401(k) plan. We do not match employee contributions to this plan. We also offer health and dental coverage, company-paid term life insurance, disability insurance, paid time off and paid holidays. These benefits are designed to be competitive with overall market practices and are in place to attract and retain the talent needed in the business.

Perquisites.    Our Chief Executive Officer was recruited from a company where his benefits significantly exceeded those in existence here. In order to attract and retain him, we offered additional perquisites including a car allowance, medical premiums for additional coverage, additional personal life insurance, health club membership, tax preparation assistance and a gross-up for the taxes on these perquisites. These perquisites are detailed in the “2006 Summary Compensation” table.

Termination of Employment and Change in Control Arrangements

We believe it is important to provide protection to certain executive officers in the event of a change in control. We believe that the interests of shareholders will be best served if the interests of our executive officers are aligned with them, and that providing change in control benefits will significantly reduce the reluctance of executive officers to pursue potential change in control transactions that may be in the best interests of the shareholders. Therefore, we have provided change in control arrangements to certain executive officers. In addition, we provide pre-defined termination of employment arrangements to attract new executives in some circumstances. Terms of these agreements are detailed in the “2006 Potential Payments upon Termination of Employment or Change in Control.”

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deduction available to public companies for compensation paid to individual executive officers to $1 million in any taxable year, unless certain performance, disclosure and shareholder approval requirements are met. We do not presently expect total cash compensation payable for salaries and bonuses to exceed the $1 million limit for any individual executive officer. Stock options granted to our executive officers are designed to qualify for the performance-based exemption.

Forward-Looking Compensation Decisions

We reviewed base salary and total targeted compensation in early 2007 continuing the same fundamental philosophy described in this proxy statement. Mr. Morris received no salary increase due to the company’s targets not being met in 2006. Ms. Davidson received a 5% increase intended to place her salary at the 50th percentile of the survey data.

In 2007, executive officers will participate in a Management Bonus Plan offered to all managers and targeted top performing employees. The payouts for executive officers are targeted on average to pay out above the 50th percentile of comparators if we exceed targeted company performance, and, on average, slightly below the 50th percentile if we meet targeted company performance. If we significantly exceed targeted company performance, the Management Bonus Plan is designed so that payouts are at the 75th percentile of comparators or greater. Cash incentives for the Chief Executive Officer and Chief Financial Officer & Executive Vice President of Operations will be fully tied to company performance. Cash incentive for the other executive officer roles will be largely tied to company performance with some consideration for individual performance. For 2007, executive officers have agreed to lower-than-historical bonuses at target.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management. Based on the review and discussions, the Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

This report is submitted over the names of the members of the Compensation Committee.

Frank M. (“Pete”) Higgins, Chair

Nicolas Hanauer

Richard Mendenhall

2006 Summary Compensation Table

The following table summarizes compensation earned in 2006 by the Chief Executive Officer, two individuals who served as Chief Financial Officer during 2006, and the three other most highly compensated executive officers.

	Year	Salary ($)	Bonus ($)	Option Awards ($)(7)	All Other Compensation ($)	Total ($)
Ian Morris (1)	2006	303,333	0	346,952	45,201	695,486
Chief Executive Officer

John Zdanowski (2)	2006	144,585	0	132,989	167,758	445,332
Chief Financial Officer

Jacqueline L. Davidson (3)	2006	144,629	15,000	115,063	0	274,692
Chief Financial Officer and Vice President Finance

Clayton W. Lewis (4)	2006	241,667	0	531,931	0	773,598
President and Chief Operating Officer

Gregg I. Eskenazi (5)	2006	196,667	0	89,602	0	286,269
General Counsel and Secretary

Thomas Romary (6)	2006	169,388	50,000	0	126,551	345,939
Chief Marketing Officer

(1)	All Other Compensation consists of (i) family medical and dental insurance premiums and additional life insurance premiums in the amount of $6,385 in the aggregate, (ii) a car allowance in the amount of $14,250, (iii) club membership fees in the amount of $2,611, (iv) tax/financial planning services in the amount of $10,000 and (v) the reimbursement of the related tax on the benefits described in (i) through (iv) in the amount of $11,955.
(2)	John Zdanowski terminated in July 2006. As a result, the vesting on 46,250 options accelerated to become exercisable as of his termination date. Option Awards includes $90,186 of FAS 123R expense related to this acceleration. Mr. Zdanowski’s remaining options, with a FAS 123R value of $120,118, were forfeited upon his termination. All Other Compensation consists of severance payments.
(3)	Jacqueline Davidson has served as our Vice President of Finance since November 2004 and served as our Chief Financial Officer on an interim basis from July 2006 to January 2007.
(4)	Clayton Lewis terminated in January 2007.
(5)	As of January 1, 2007, Gregg Eskenazi no longer serves as our General Counsel and Secretary.
(6)	Thomas Romary terminated in August 2006, forfeiting options valued at $1,093,475 under FAS 123R. Bonus amount consists of the final installment of a signing bonus, and All Other Compensation consists of severance payments.
(7)	The amounts reported in this column reflect the dollar amounts recognized for financial reporting purposes for 2006, in accordance with FAS 123R, and thus includes amounts from awards in and prior to 2006. Assumptions used in the calculation of these amounts are included in footnote 16 to the financial statements for the fiscal year ended December 31, 2006 included in our Form 10-K filed on March 2, 2007.

2006 Grants of Plan-Based Awards Table

The following table summarizes stock option grants under the 2004 Equity Incentive Plan made during 2006 to each of our executive officers listed in the 2006 Summary Compensation Table.

Name	Grant Date	All Option Awards: Number of Securities Underlying Options	Exercise Price of Option Awards ($/Share) (1)	Grant Date Fair Value of Option Awards ($)
Ian Morris	12/19/2006	150,000	5.40	441,030
John Zdanowski (2)	—	—	—	—
Jacqueline L. Davidson	12/19/2006	80,000	5.40	235,216
Clayton W. Lewis (3)	12/19/2006	50,000	5.40	147,010
Gregg I. Eskenazi	—	—	—	—
Thomas Romary (4)	—	—	—	—

(1)	Stock option exercise prices are calculated as an average of the high and low stock prices on the date of grant. All 2006 stock options were granted under the 2004 Equity Incentive Plan.
(2)	John Zdanowski terminated in July 2006.
(3)	Clayton Lewis terminated in January 2007. As a result, the vesting on 12,500 shares subject to this option accelerated to become exercisable as of his termination date. The remaining unvested portion of this option was forfeited.
(4)	Thomas Romary terminated in August 2006.

Employment Agreements

Ian Morris Employment Agreement.    On May 13, 2004, we entered into an employment agreement with our Chief Executive Officer, Ian Morris. Under the terms of the agreement, Mr. Morris is entitled to an annual base salary, with the ability to earn an annual bonus, as determined by our Board of Directors. The agreement provides that Mr. Morris is an at-will employee. If Mr. Morris’s employment is terminated without “cause,” or if he resigns for “good reason,” both as defined in the agreement, he will be entitled to receive the following benefits: (i) termination payments equal to twelve months’ annual base salary payable in 24 semi-monthly installments, (ii) any unpaid base salary that has accrued for services already performed as of the date of termination, (iii) a severance bonus equal to 100% of the most recent annual bonus paid to him, and (iv) twelve months’ continuation of medical insurance coverage. In addition, if Mr. Morris resigns for “good reason,” all unvested outstanding options to purchase shares of our common stock granted on or prior to the date of the agreement shall become 100% vested and exercisable on the date of termination. In the event that we terminate his employment without “cause,” all unvested options that would have been exercisable on the fourth quarterly vesting date following his termination shall be deemed vested and exercisable as of the date of termination. The Company carries a $2.5 million life insurance policy on Mr. Morris that names his wife as the beneficiary. In the event of his death she would receive policy payout. Additionally, in the event of Mr. Morris’s death or disability, he will be entitled to receive twelve months’ continuation of medical insurance coverage.

Clayton W. Lewis Employment Agreement.    On August 23, 2004, we entered into an employment agreement with our Chief Operating Officer, Clayton Lewis, who we have since named President and Chief Operating Officer. Under the terms of the employment agreement, we agreed to pay Mr. Lewis an annual base salary, with the ability to earn an annual bonus. The agreement provides that Mr. Lewis is an at-will employee. If Mr. Lewis’ employment is terminated without “cause” or if he resigns for “good reason,” both as defined in the agreement, he will be entitled to receive the following benefits: (i) termination payments equal to twelve months’ annual base salary, (ii) a severance bonus equal to 50% of the most recent annual bonus paid to him, and (iii) twelve months’ continuation of medical insurance coverage, provided that he sign a separation agreement releasing any claims against HouseValues. In addition, in the event that Mr. Lewis terminates his employment for “good reason” or we terminate his employment for other than “cause,” the unvested portion of all options that would have been exercisable as of the fourth quarterly vesting date following termination will automatically become vested and exercisable immediately prior to termination. In the event of Mr. Lewis’ death or disability, he will be entitled to receive twelve months’ continuation of medical insurance coverage.

John Zdanowski Employment Agreement.    On May 20, 2004, we entered into an amended and restated employment agreement with our Chief Financial Officer, John Zdanowski. Under the terms of the employment agreement, we agreed to pay Mr. Zdanowski an annual base salary, with the ability to earn a bonus pursuant to our management bonus program. The agreement provides that Mr. Zdanowski is an at-will employee. If Mr. Zdanowski’s employment is terminated without “cause,” or if he resigns for “good reason,” both as defined in the agreement, he will be entitled to receive the following benefits: (i) termination payments equal to six months’ annual base salary, (ii) a severance bonus equal to 50% of the most recent annual bonus paid to him, and (iii) six months’ continuation of medical insurance coverage, provided that he sign a separation agreement releasing any claims against HouseValues. In addition, in the event that Mr. Zdanowski terminates his employment for “good reason” or we terminate his employment for other than “cause,” the unvested portion of all options that would have been exercisable as of the fourth quarterly vesting date following termination will automatically become vested and exercisable immediately prior to termination.

Thomas Romary Employment Agreement.    On October 14, 2005, we entered into an employment agreement with our Chief Marketing Officer, Thomas Romary. Under the terms of the employment agreement, we agreed to pay Mr. Romary an annual base salary and a one-time signing bonus of $100,000, paid in two installments. Mr. Romary is also eligible for an annual bonus. The agreement provides that Mr. Romary is an at-will employee. If Mr. Romary’s employment is terminated without “cause” or if he resigns for “good reason,” both as defined in the agreement, he will be entitled to receive the following benefits: (i) termination payments equal to six months’ annual base salary, and (ii) six months’ continuation of medical insurance coverage, provided that he sign a separation agreement releasing any claims against HouseValues.

Gregg I. Eskenazi Employment Agreement.    On May 20, 2004, we entered into an amended and restated employment agreement with our former General Counsel, Gregg Eskenazi, which was further amended on December 13, 2006 when we agreed that he would step down from his position as General Counsel. If Mr. Eskenazi’s employment is terminated without “cause,” as defined in the agreement, he will be entitled to receive the following benefits: (i) termination payments equal to his revised monthly salary amount through March 2, 2008, and (ii) continuation of medical coverage through March 2, 2008. As of January 1, 2007, Mr. Eskenazi is no longer an executive officer of the company, but continues to be employed by us.

Equity Compensation Plans

The company has two stock option plans under which our executive officers have been granted stock options: the 1999 Stock Option Plan and the 2004 Equity Incentive Plan. We currently grant stock options under the 2004 Equity Incentive Plan. Stock options are awarded with exercise prices equal to the average of the high and low trading prices of our common stock on the date of grant and typically vest 25% at the end of the first year and 6.25% over the next 12 quarters, conditioned on the continued employment of the executive through those vesting dates. Vesting terms may vary from grant to grant, but all vest over a 4-year period.

Payments upon Termination of Employment

In July 2006, we entered into a Separation Agreement and Release with Mr. Zdanowski under which it was agreed that his employment would be terminated. The terms of this agreement were governed by Mr. Zdanowski’s employment agreement. This agreement is detailed in the “Potential Payments upon Termination of Employment or Change in Control Table.”

In August 2006, we entered into a Separation Agreement and Release with Mr. Romary under which it was agreed that his employment would be terminated in August 2006. The terms of this agreement were governed by Mr. Romary’s employment agreement. This agreement is detailed in the “Potential Payments upon Termination of Employment or Change in Control Table.”

In January 2007, we entered into a Separation Agreement and Release with Mr. Lewis under which it was agreed that his employment would be terminated. The terms of this agreement included: (i) termination benefits equal to eleven months’ annual base salary, (ii) continuation of medical insurance coverage through January 31, 2008, and (iii) one year’s accelerated vesting of two of Mr. Lewis’ stock option grants. The details of this agreement are listed in footnote 2 to the “Potential Payments upon Termination of Employment or Change in Control Table” and in footnotes 8-10 to the “2006 Outstanding Equity Awards at Year-End Table.”

2006 Outstanding Equity Awards at Year-End Table

	Option Awards			Option Exercise Price ($)	Option Expiration Date
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable
Ian Morris	373,783		0	2.00	06/27/2012
	380,625	(1)	54,375	2.50	06/25/2013
	62,500	(2)	37,500	2.20	05/13/2014
	46,875	(3)	103,125	13.23	08/30/2015
	0	(4)	150,000	5.40	12/19/2016

John Zdanowski	0		0	—	—

Jacqueline L. Davidson	12,500	(5)	12,500	8.50	12/07/2014
	6,250	(6)	13,750	13.23	08/30/2015
	0	(7)	80,000	5.40	12/19/2016

Clayton W. Lewis	112,500	(8)	87,500	2.20	09/30/2014
	14,062	(9)	30,938	13.23	08/30/2015
	0	(10)	50,000	5.40	12/19/2016

Gregg I. Eskenazi	7,500	(11)	37,500	2.20	05/13/2014
	9,375	(12)	20,625	13.23	08/30/2015

Thomas Romary	0		0	—	—

(1)	This option was granted on June 25, 2003 and vests 25% on the first anniversary of the grant date and 6.25% each of the next twelve quarters.
(2)	This option was granted on May 13, 2004 and vests 6.25% at the end of each of the next sixteen quarters.
(3)	This option was granted on August 30, 2005 and vests 6.25% at the end of each of the next sixteen quarters.
(4)	This option was granted on December 19, 2006 and vests 6.25% at the end of each of the next sixteen quarters.
(5)	This option was granted on December 7, 2004 and vests 25% on the first anniversary of the grant date and 6.25% each of the next twelve quarters.
(6)	This option was granted on August 30, 2005 and vests 25% on the first anniversary of the grant date and 6.25% each of the next twelve quarters.
(7)	This option was granted on December 19, 2006 and vests 25% on the first anniversary of the grant date and 6.25% each of the next twelve quarters.
(8)	This option was granted on September 30, 2004 and vested 6.25% at the end of each of the next sixteen quarters. Clayton Lewis terminated in January 2007. As a result, the vesting of 50,000 shares subject to this option accelerated to become exercisable as of his termination date and the remaining unvested options were forfeited.
(9)	This option was granted on August 30, 2005 and vested 6.25% at the end of each of the next sixteen quarters. Clayton Lewis terminated in January 2007. As a result, his unexercised options for this grant were forfeited or cancelled.

(10)	This option was granted on December 19, 2006 and vested 6.25% at the end of each of the next sixteen quarters. Clayton Lewis terminated in January 2007. As a result, the vesting of 12,500 shares subject to this option accelerated to become exercisable as of his termination date and the remaining unvested options were forfeited.
(11)	This option was granted on May 13, 2004 and vests 6.25% at the end of each of the next sixteen quarters.
(12)	This option was granted on August 30, 2005 and vests 6.25% at the end of each of the next sixteen quarters.

2006 Option Exercise Table

	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Ian Morris	0	0
John Zdanowski	90,000	278,699
Jacqueline L. Davidson	0	0
Clayton W. Lewis	0	0
Gregg I. Eskenazi	45,000	178,189
Thomas Romary	0	9

(1)	Based on the difference between the fair market value of our common stock on the date of exercise and the exercise price of the option.

Potential Payments upon Termination of Employment or Change in Control

We entered into employment agreements, including termination of employment provisions, and change in control arrangements with Messrs. Morris, Lewis, Zdanowski, Eskenazi and Romary. As described in more detail in the narrative after the 2006 Grants of Plan Based Awards Table, under these agreements, the company may be required to pay a compensation and benefits package if we terminate their employment, other than for cause, as defined, or if one of those executive officers terminates employment for good reason, as defined. The compensation and benefits packages may include severance payments and continuation of medical insurance, or the acceleration of stock option vesting.

Termination of employment benefits would not be paid if an executive officer was terminated for cause. “Cause” is defined as:

•	Willful misconduct, insubordination, or dishonesty in the performance of the executive’s duties or other knowing and material violation of company policies and procedures;

•

The continued failure of the executive to satisfactorily perform his duties after receipt of written notice that specifically identified the areas in which the executive’s performance is deficient and the executive fails to cure such acts or omissions;

•	Commission by the executive of acts involving an act of dishonesty, moral turpitude, deceit or fraud that could reasonably be expected to result in a felony conviction;

•	Current use by the executive of illegal substances that results in a criminal conviction and materially impairs the company’s business, goodwill or reputation;

•	Any material violation by the executive of the executive’s noncompetition agreement with the company that results in a material adverse effect on the company.

If an executive officer terminates his employment for good reason, he would be entitled to termination of employment benefits. “Good reason” is defined as:

•	A material reduction in the executive’s title, status, authority, or role at the company;

•	A reduction in the executive’s base salary;

•	A material breach of the employment agreement by the company that is not cured; or

•	Relocation of the company headquarters more than 40 miles from it s current location.

In the case of Mr. Morris’ employment agreement, he may also consider that his involuntary removal from the board other than by a vote of the shareholders or because his employment has been terminated for “cause” as “good reason.”

Change in Control Arrangements.    As of December 31, 2006, we had change in control arrangements in effect with Messrs. Morris, Lewis and Eskenazi. Pursuant to these agreements, in the event of certain corporate transactions, such as a merger or sale of assets, 50% of the unvested portion of the options subject to these agreements will automatically become vested and exercisable, and the remaining portion of these options will vest in equal quarterly increments over the shorter of (i) two years immediately following such corporate transaction or (ii) the amount of time remaining under the option’s original vesting schedule.

Change in Control Provisions under the 1999 Stock Incentive Plan.    Unless otherwise provided in the instrument evidencing a stock option, in the event of certain corporate transactions, such as a merger, consolidation, sale of assets or the Company’s securities, each outstanding stock option will be assumed or substituted by the successor corporation. In the event the successor corporation refuses to assume or substitute for outstanding stock options, such stock options will become fully vested and exercisable. If awards are assumed, continued or substituted in the corporate transaction and do not otherwise accelerate, an optionee (i) will be credited with additional vesting on a monthly basis for each full month of employment or service rendered between the date such award was granted and the corporate transaction and (ii) will be credited with an additional six months of continuous employment or service with us or one of our affiliates for purposes of the award’s vesting schedule in the event the optionee’s employment or service relationship terminates within two years following the corporate transaction, unless the optionee is terminated by the successor corporation for cause or the optionee terminates his or her services voluntarily without good reason, generally as defined above.

Change in Control Provisions under the 2004 Equity Incentive Plan.    Unless the Compensation Committee provides otherwise, in the event of certain corporate transactions, such as a merger or sale of assets, each outstanding stock option generally will automatically accelerate and become fully vested and exercisable immediately before the corporate transaction, unless the award is assumed, continued or replaced with a comparable award by the successor entity or the parent of the successor entity. Any stock option that is assumed, continued or replaced with a comparable award in the corporate transaction will retain its original vesting schedule. Notwithstanding the above, we may instead provide that awards will be terminated and exchanged for cash in connection with a corporate transaction, either to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Compensation Committee in its sole discretion.

2006 Potential Payments in the Event of Termination of Employment or Change in Control Table.

The following table reflects the estimated amount of incremental compensation payable to the executive officers who were providing services to us as of December 31, 2006 in the event of a termination of employment or change in control of the company had occurred on December 31, 2006. Benefits available to all employees generally are not included in the table. The actual amounts to be paid can be determined only at the time of the executive officers’ termination of employment or change in control.

	Voluntary Termination with Good Reason ($)	Involuntary—Not for Cause Termination ($)	Change in Control ($)	Death/Disability
Ian Morris
Severance payments	315,000	315,000	n/a	n/a
Bonus payments (4)	0	0	n/a	n/a
Stock option acceleration (1)(5)	0	0	0	n/a
Medical insurance premiums (3)	23,848	23,848	n/a	23,848
Life insurance payments (7)	n/a	n/a	n/a	2,500,000

Jacqueline Davidson
Stock option acceleration (1)(6)	n/a	n/a	0	n/a

Clayton W. Lewis (2)
Severance payments	250,000	250,000	n/a	n/a
Bonus payments (4)	0	0	n/a	n/a
Stock option acceleration (1)(5)	87,400	87,400	36,564	n/a
Medical insurance premiums (3)	5,240	5,240	n/a	5,240

Gregg I. Eskenazi
Severance payments	n/a	70,000	n/a	n/a
Bonus payments (4)	n/a	0	n/a	n/a
Stock option acceleration (1)(5)	45,150	45,150	0	n/a
Medical insurance premiums	n/a	n/a	n/a	n/a

(1)	Stock option acceleration is measured as the intrinsic value of the stock options being accelerated at December 31, 2006. Intrinsic value is calculated as the difference between stock price on December 31, 2006 and the exercise price of the option multiplied by the number of options. In some cases the net effect of the options being accelerated is negative due to a portion of the accelerated options having exercise prices in excess of the December 31, 2006 stock price.
(2)	As a result of Clayton Lewis’s termination in January 2007, which was treated as a termination without cause, Mr. Lewis actually received/is receiving the following: severance of $229,168, medical insurance premiums of $5,240, and accelerated vesting of stock options with an intrinsic value of $173,125 at December 31, 2006.
(3)	Messrs. Morris and Lewis are also entitled to receive 12 months of medical insurance premiums, valued at $23,848 and $5,240, respectively, in the event of their death or disability prior to termination.
(4)	Mr. Morris and Messrs. Lewis and Eskenazi have termination provisions providing for the payout of 100% and 50% of the most recent annual bonus, respectively. For the purposes of this table, these amounts were calculated using the 2006 bonus payouts which were zero.
(5)	The change in control stock option amounts are calculated on the premise that the successor corporation has assumed or substituted each outstanding stock option, resulting in an acceleration of 50% of the unvested stock options for Messrs. Morris, Lewis and Eskenazi.
(6)	Ms. Davidson’s change in control stock option acceleration relates to her options granted under the 1999 Stock Incentive Plan and is calculated on the premise that the successor corporation has assumed or substituted each outstanding stock option, resulting in additional vesting on a monthly basis for each full month of employment or service rendered between the grant date of the award and the corporate transaction.
(7)	The Company carries a $2.5 million life insurance policy on Mr. Morris that names his wife as the beneficiary. In the event of his death she would receive policy payout.

Terminated Named Executive Officers

John Zdanowski terminated in July 2006. As a result of his termination, which was treated as a termination without cause, he received the following: severance of $160,000, medical insurance premiums of $7,758, and accelerated vesting of options with an intrinsic value of $135,488.

Thomas Romary terminated in August 2006. As a result of his termination, which was treated as a termination without cause, he received the following: severance of $117,500 and medical insurance premiums of $9,051.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with respect to the equity securities of the company with the Securities and Exchange Commission. Based solely on our review of the copies of such forms that we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that, during fiscal year 2006, all filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with by such persons.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors is composed of three directors who are “independent” directors as defined under the rules of The National Association of Securities Dealers and the Securities and Exchange Commission. The Committee operates under a written charter approved by the Board of Directors, a copy of which is available on the Company’s website at www.housevaluesinc.com under the Corporate Governance part of the Investor Relations section.

Responsibilities.    The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The responsibilities of the Audit Committee include, among others, appointing an independent registered public accounting firm as the Company’s independent auditors and considering, in consultation with the independent auditors, the audit scope and plan. The Audit Committee Charter describes in greater detail the responsibilities of the Audit Committee. Management is responsible for the Company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board and for issuing a report thereon.

Review with Management and Independent Auditors.    In this context, the Audit Committee has met and held discussions with management and the independent auditors. The Audit Committee has reviewed and discussed with management and the independent auditors the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2006 and the independent auditors’ report thereon. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the independent auditors the auditors’ independence.

Summary.    Based on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

In connection with its review of the Company’s consolidated audited financial statements for the fiscal year ended December 31, 2006, the Audit Committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of and discussions with the independent auditors.

This report is submitted over the names of the members of the Audit Committee.

Jon W. Gacek, Chair

Nicolas J. Hanauer

Frank M. (“Pete”) Higgins

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The aggregate fees billed by KPMG LLP, the Company’s independent registered public accounting firm, in fiscal years 2006 and 2005 were as follows:

	2006	2005
Audit-fees (1)	$558,000	$491,000
Audit-related fees (2)	5,000	38,000
Tax fees (3)	93,000	95,500

Total	$656,000	$624,500

(1)	Audit Fees. Fees and expenses associated with professional services rendered by KPMG in connection with (i) the audit of the Company’s consolidated financial statements and internal control over financial reporting; (ii) reviews of the Company’s unaudited consolidated interim financial statements; and (iii) reviews of documents filed with the Securities and Exchange Commission.
(2)	Audit-Related Fees. Fees and expenses associated with due diligence related to acquisitions/divestitures, accounting consultations and procedures relating to various other audit and special reports.
(3)	Tax Fees. The aggregate fees billed by KPMG for professional services rendered for state business tax compliance, advice and planning.

The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent auditor. The policy is designed to ensure that the provision of these services does not impair the auditor’s independence. Under the policy, unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific pre-approval by the Audit Committee. In addition, any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. Under the policy, the Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate responsibilities to pre-approve services performed by the independent auditor to management.

For 2006 and 2005, all audit and non-audit services were pre-approved by the Audit Committee.

2007 INDEPENDENT AUDITORS

KPMG LLP, an independent registered public accounting firm, has been selected by the Audit Committee to audit HouseValues’ financial statements for the fiscal year ending December 31, 2007. Representatives of KPMG are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Submission of Shareholder Proposals for Inclusion in Proxy Statement

Under the SEC’s proxy rules, shareholder proposals that meet certain conditions may be included in HouseValues’ proxy statement and form of proxy for a particular annual meeting. Shareholders who intend to have a proposal considered for inclusion in our proxy materials for the 2008 Annual Meeting of Shareholders must submit the proposal at our principal executive offices no later than December 20, 2007.

Advance Notice Procedures for Director Nominations and Other Business at Annual Meeting of Shareholders

Shareholders who intend to nominate persons for election to the Board of Directors or to present a proposal at the 2008 Annual Meeting of Shareholders without inclusion of the proposal in our proxy materials must provide advance written notice of such nomination or proposal in the manner required by our Bylaws. Notice of nominations or other business proposed to be considered by shareholders at the Annual Meeting, complying with Sections 2.6.1 and 3.3.1 of the Bylaws, as applicable, must be delivered to the Corporate Secretary no earlier than March 2, 2008 and no later than April 1, 2008. Notices should be sent to: Corporate Secretary, 11332 NE 122nd Way, Kirkland, WA 98034. For additional information regarding director nomination procedures, see “Director Nominations and Qualifications” above.

For proposals that are timely filed, HouseValues retains discretion to vote proxies it receives provided that (1) HouseValues includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

OTHER BUSINESS

The Board of Directors does not intend to present any business at the Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Shareholders, and has no present knowledge that any others intend to present business at the Annual Meeting. If, however, other matters requiring the vote of the shareholders properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the accompanying form of proxy intend to exercise their discretionary authority to vote the proxies held by them in accordance with their judgment as to such matters.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the HouseValues 2006 Annual Report to Shareholders, which includes the HouseValues Annual Report on Form 10-K for the fiscal year ended December 31, 2006, accompanies this Proxy Statement. Additional copies may be obtained from Investor Relations at 11332 NE 122nd Way, Kirkland, WA 98034.

By Order of the Board of Directors,

Patricia J. Kirsch

Associate General Counsel and Corporate Secretary

April 30, 2007

PROXY

HOUSEVALUES,INC.

ANNUAL MEETING OF SHAREHOLDERS, MAY 31, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HOUSEVALUES, INC.

PROXY

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the Annual Meeting of Shareholders to be held May 31, 2007 and the Proxy Statement related thereto, and appoints Ian Morris and R. Barry Allen, and each of them (with full power to act alone), the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of HouseValu es, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 31, 2007 at 10:00 a.m., or at any adjournments, continuations or postponements thereof, with the same force and effect as if the undersigned were personally present and voting. The proxies are authorized to vote upon the proposals on the reverse side and, in their discretion, upon all other matters that may properly come before the Annual Meeting of Shareholders.

The Board of Directors unanimously recommends a vote FOR the matters described on the reverse side. This Proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, the shares represented by this Proxy will be voted FOR Proposal 1, and in accordance with the discretion of other persons named as proxies herein on any other matters that may properly come before the Annual Meeting of Shareholders.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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HOUSEVALUES, INC.

1. Proposal to elect one Class 3 director. NOMINEE: 01) Frank M. (“Pete”) Higgins

FOR

WITHHOLD

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HOUSEVALUES, INC.

11332 NE 122nd WAY

KIRKLAND, WA 98034

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